Worthington Industries Acquires a Majority Ownership of Samuel Steel Pickling Company

Columbus, OH – Jan. 6, 2020 - Worthington Industries Inc. (NYSE: WOR) today announced it has acquired a majority ownership of the Samuel Steel Pickling Company, a joint venture Worthington has had with Samuel, Son & Co. since 2010.

The transaction includes adding Worthington’s recently acquired Heidtman Cleveland facility to the joint venture, which also has facilities in Cleveland and Twinsburg, Ohio. The joint venture will now be called Worthington Samuel Coil Processing, LLC and its earnings will be consolidated into Worthington’s Steel Processing business unit. Worthington now has a 63 percent interest in the joint venture, and Samuel, Son & Co. holds a 37 percent interest.

“Adding the Heidtman Cleveland facility will enhance the joint venture’s pickling capabilities in this area,” said Worthington Industries Chairman & CEO John McConnell. “Leveraging the strengths and capabilities of these facilities will allow us to better serve our customers in this market.”

The new venture will include approximately 170 employees working at three facilities in northern Ohio, including one in Twinsburg and two located in Cleveland.

About Worthington Industries
Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch® and Well-X-Trol®. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 57 facilities in 15 states and six countries, sells into over 90 countries and employs approximately 9,000 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

Worthington Industries

Jan. 6, 2020

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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